Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2025 RESULTS AND RECENT DEVELOPMENTS

Completed $978 Million in New Investments Year-to-Date

Closed a New $2.3 Billion Unsecured Credit Facility

Increased Full Year Adjusted FFO Guidance

Repaid $600 Million of Senior Unsecured Notes in Q4

HUNT VALLEY, MARYLAND – October 30, 2025 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended September 30, 2025.

THIRD QUARTER 2025 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $185 million, or $0.59 per diluted share, compared to $115 million, or $0.42 per diluted share, for Q3 2024.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $243 million, or $0.79 per diluted share, on 308 million weighted-average common shares outstanding, compared to $203 million, or $0.74 per diluted share, on 276 million weighted-average common shares outstanding, for Q3 2024.
●	Funds Available for Distribution (“FAD”) for the quarter of $231 million, or $0.75 per diluted share, compared to FAD of $192 million, or $0.70 per diluted share, for Q3 2024.
●	Completed approximately $151 million in Q3 new investments consisting of $67 million in real estate acquisitions, $8 million in real estate loans and $76 million in other investments.
●	Issued 2 million common shares in Q3 for gross proceeds of $89 million.
●	Entered into a new $2.3 billion senior unsecured credit facility, replacing the previous $1.45 billion credit facility.
●	Extended a $428.5 million term loan to August 8, 2026 and amended and improved the pricing grid.
●	Repaid $600 million of senior unsecured notes at par value on October 15, 2025.
●	Acquired a 49% equity interest in an entity majority-owned by affiliates of Omega’s operator, Saber Healthcare Holdings, LLC (“Saber”), that holds a portfolio of 64 facilities, for total consideration of $222 million in October 2025.

Nareit Funds From Operations (“Nareit FFO”), AFFO and FAD are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We again delivered strong quarterly results, as we continue to grow FAD per share while further de-levering the balance sheet. We have accretively invested nearly $1 billion year-to-date and, as a result, we are increasing our 2025 AFFO guidance again to now be between $3.08 and $3.10 per share, up from our initial guidance range of between $2.90 and $2.98 per share.”

Mr. Pickett concluded, “The backdrop continues to be favorable. Operating metrics remain strong, with both occupancy and coverage further improving in the quarter. The pipeline is very active, and we a have strong balance sheet and cost of capital that should allow us to continue to accretively invest.”

THIRD QUARTER 2025 PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

Genesis – As previously disclosed, Genesis Healthcare, Inc. (“Genesis”) filed for Chapter 11 bankruptcy protection on July 9, 2025. The Company provided an $8.0 million debtor-in-possession financing to support the operation of the Company’s facilities, which is fully funded as of the end of the third quarter.

In the third quarter of 2025, Genesis made all required contractual rent and interest payments. In Q3 2025, the Company recorded rental income of $12.9 million, for contractual rent payments received from Genesis, and interest income of $4.3 million, consisting of $0.1 million of cash interest related to adequate protection payments received and $4.2 million of paid-in-kind interest. In October 2025, Genesis paid its full contractual rent and interest of $4.4 million.

New Investments:

The following table presents investment activity:

	Three Months Ended		Nine Months Ended
Investment Activity ($000’s)	September 30, 2025		September 30, 2025
	$ Amount	%	$ Amount	%
Real property	$67,275	44.6%	$627,635	83.0%
Real estate loans receivable	7,920	5.3%	52,784	7.0%
Other investments	75,602	50.1%	75,602	10.0%
Total real property and loan investments	$150,797	100.0%	$756,021	100.0%

$67 Million in Real Estate Acquisitions – In the third quarter of 2025, the Company acquired two facilities for aggregate consideration of $67.3 million, comprised of:

●	$59 Million U.S. Real Estate Acquisition – The Company acquired one facility in New Jersey for $58.6 million and leased it to an existing operator. The investment has an initial annual cash yield of 10.0% with annual escalators of 2.0%.
●	$9 Million U.K. Real Estate Acquisition – The Company acquired one facility in the U.K. for $8.6 million and leased it to an existing operator. The investment has an initial annual cash yield of 10.0%. The lease escalates at 1.8% after the first year, before ultimately increasing by 2.5% each year thereafter.

$8 Million Real Estate Loan – In one third quarter transaction, the Company funded a $7.9 million real estate loan. The loan has an interest rate of 10.0% with a maturity date in July 2028.

$76 Million in Other Investments – In three third quarter transactions, the Company funded $75.6 million in mortgage loans. The loans have a weighted average interest rate of 10.0% with maturity dates in July 2027. The loans are accounted for using the equity method and presented as investments in unconsolidated entities.

$222 Million PropCo Joint Venture – In October 2025, the Company formed a joint venture (“JV”) with affiliates of Saber to own and lease 64 facilities, that were previously wholly owned by affiliates of Saber. Omega issued approximately 5.5 million equity units in its operating partnership subsidiary (“Omega OP Units”) with a fair value of $222.4 million in exchange for a 49% equity ownership in the JV. The Omega OP Units can be converted to Omega common stock on a one-for-one basis. Affiliates of Saber will retain a 51% equity interest in the JV. The 64 facilities held by the JV are subject to triple net leases, with subsidiaries of Saber, that generate $69.4 million in contractual rent per annum. As of the transaction date, the JV has $448.6 million of mortgage debt (approximately 49% loan to value) with a weighted average interest rate of 6.1% per annum, which is non-recourse to Omega. The JV is required to distribute 49% of the available cash from operating activities on a monthly basis to Omega. The Company will partner with affiliates of Saber to explore additional acquisitions of senior healthcare facilities by the JV.

Under Contract on a $93 Million OpCo Joint Venture – In addition, in October 2025 the Company entered into an agreement to acquire a 9.9% equity interest in Saber’s operating company. Under the agreement, Omega committed to fund $92.6 million in cash consideration, with an expected closing date of January 1, 2026, subject to the satisfaction of customary closing conditions. Omega will receive minimum quarterly cash distributions equivalent to an annualized yield of 8% on its 9.9% investment.

Asset Sales:

$81 Million in Asset Sales – In the third quarter of 2025, the Company sold 11 facilities for $81.1 million in cash, recognizing a gain of $28.2 million.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended June 30, 2025	50.2%	26.8%	23.0%
Three-months ended March 31, 2025	50.5%	27.8%	21.7%
Three-months ended December 31, 2024	50.4%	27.6%	22.0%
Three-months ended September 30, 2024	52.7%	28.2%	19.1%
Three-months ended June 30, 2024	53.2%	28.9%	17.9%

(1)	Excludes all facilities considered non-core and does not include federal employee retention credits. For non-core definition, see Third Quarter 2025 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended June 30, 2025	82.6%	1.91x	1.55x
Twelve-months ended March 31, 2025	82.2%	1.88x	1.51x
Twelve-months ended December 31, 2024	81.8%	1.88x	1.51x
Twelve-months ended September 30, 2024	81.2%	1.87x	1.50x
Twelve-months ended June 30, 2024	80.9%	1.85x	1.49x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2025 quarterly Dividend Reinvestment and Common Stock Purchase Plan and ATM Program through September 30, 2025:

	Dividend Reinvestment and Common Stock Purchase Plan for 2025
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	2,667	3,988	2,116	8,771
Average price per share	$37.40	$37.72	$38.07	$37.71
Gross proceeds	$99,751	$150,442	$80,556	$330,749

	ATM Program for 2025
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	4,390	2,895	208	7,493
Average price per share	$37.46	$37.26	$41.12	$37.49
Gross proceeds	$164,449	$107,872	$8,566	$280,887

$2.3 Billion Credit Facility – On September 30, 2025, the Company entered into a credit agreement consisting of a new four-year $2.0 billion senior unsecured multicurrency revolving credit facility (the “Revolving Credit Facility”) and a three-year $300.0 million delayed draw term loan facility (the “2028 Term Loan”), replacing its previous $1.45 billion senior unsecured 2021 multicurrency revolving credit facility that was scheduled to mature on October 30, 2025. The Company has two six-month extension options on the Revolving Credit Facility and two twelve-month extension options on the 2028 Term Loan.

$428.5 Million Term Loan Extension – In July 2025, the Company extended the maturity date of its $428.5 million term loan from August 8, 2025 to August 8, 2026. The Company has one remaining extension option to extend the maturity to August 8, 2027. In September 2025, the Company amended the $428.5 million term loan to, among other things, modify the interest rate margins to align with the 2028 Term Loan (a reduction of 35 basis points) and remove the 10 basis points pricing step-up in each of the extension periods.

$600 Million Note Repayment – On October 15, 2025, the Company repaid $600 million of 5.25% senior unsecured notes at par value.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2025, the Company had $5.0 billion in outstanding indebtedness with a weighted average annual interest rate of 4.6%. The Company’s indebtedness consisted of an aggregate principal amount of $4.4 billion of senior unsecured notes, a $428.5 million unsecured term loan and $245.9 million of secured debt. As of September 30, 2025, total cash and cash equivalents were $737.2 million, and the Company had $2.0 billion in undrawn capacity under its Revolving Credit Facility and $300.0 million of undrawn capacity under its 2028 Term Loan.

DIVIDENDS

On October 24, 2025, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid November 17, 2025, to common stockholders of record as of the close of business on November 3, 2025.

2025 AFFO GUIDANCE INCREASED

The Company increased its expected 2025 AFFO range to be between $3.08 to $3.10 per diluted share from the previous range of $3.04 to $3.07 per diluted share. The Company's revised AFFO guidance for 2025 includes $756 million in new real property and loan investments completed year-to-date through September 2025 and the $222 million JV investment outlined above.

The guidance assumes:

●	no additional operators are placed on a cash-basis for revenue recognition;
●	Genesis continues to pay their full contractual obligations as outlined above;
●	Maplewood continues to pay rent at $6.3 million per month, or equivalent to its October payment;
●	fourth quarter G&A expense to be between $13.5 million to $14.5 million;
●	repayment of its $245.9 million GBP denominated secured mortgage loan on or about November 25, 2025 by drawing proceeds under its 2028 Term Loan;
●	no material changes in market interest rates or changes in foreign currency exchange rates due to derivative instruments entered into to minimize the fluctuation in the GBP spot rates;
●	$56 million of the $209 million in mortgages and other real estate-backed investments that are set to mature in 2025 will be converted from loans to fee simple real estate and the remaining balance will be extended beyond 2025; and
●	approximately $15 million in asset sales.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. However, it excludes any additional acquisitions, certain revenue and expense items, interest refinancing expenses, acquisition costs, capital markets activity and additional provisions for credit losses, if any. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis and the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from the Company’s current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced AFFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its AFFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Third Quarter 2025 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, October 31, 2025, at 10 a.m. Eastern Time to review the Company’s 2025 third quarter results and current developments. Investors and other interested parties may access the conference call in the following ways:

●	At the Company’s website: https://www.omegahealthcare.com/
●	Via webcast: https://events.q4inc.com/attendee/427912299. Joining via webcast is recommended for those who will not be asking questions.
●	By telephone: The participant toll-free dial-in number is (800) 715-9871. The international dial-in is +1 (646) 307-1963. The conference ID number is 1388157.

Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Financial Information” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a real estate investment trust (“REIT”) that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) our operators’ ability to manage industry challenges, including staffing shortages, which may impact certain regions more acutely, increased costs due to inflation, and the sufficiency of federal and state reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including changes to Medicaid and Medicare reimbursements, the potential impact of recent changes to state Medicaid funding levels as well as state regulatory initiatives or minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting REITs, including as the result of any federal or state policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry in the U.S. and in other jurisdictions where we conduct business, including the U.K.; (xiii) changes in interest rates and foreign currency exchange rates and the impacts of inflation and changes in global tariffs and international trade disputes; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,886,427	$7,342,497
Land	1,179,215	996,701
Furniture and equipment	538,199	510,106
Construction in progress	10,532	210,870
Total real estate assets	9,614,373	9,060,174
Less accumulated depreciation	(2,872,249)	(2,721,016)
Real estate assets – net	6,742,124	6,339,158
Investments in direct financing leases – net	—	9,453
Real estate loans receivable – net	1,415,229	1,428,298
Investments in unconsolidated entities	150,298	88,711
Assets held for sale	—	56,194
Total real estate investments	8,307,651	7,921,814
Non-real estate loans receivable – net	339,683	332,274
Total investments	8,647,334	8,254,088

Cash and cash equivalents	737,186	518,340
Restricted cash	37,818	30,395
Contractual receivables – net	12,558	12,611
Other receivables and lease inducements	265,917	249,317
Goodwill	644,637	643,664
Other assets	250,551	189,476
Total assets	$10,596,001	$9,897,891

LIABILITIES AND EQUITY
Revolving credit facility	$—	$—
Secured borrowings	253,089	243,310
Senior notes and other unsecured borrowings – net	4,741,457	4,595,549
Accrued expenses and other liabilities	357,390	328,193
Total liabilities	5,351,936	5,167,052

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 700,000 shares, issued and outstanding – 295,526 shares as of September 30, 2025 and 279,129 shares as of December 31, 2024	29,552	27,912
Additional paid-in capital	8,516,304	7,915,873
Cumulative net earnings	4,512,257	4,086,907
Cumulative dividends paid	(8,098,951)	(7,516,750)
Accumulated other comprehensive income	76,966	22,731
Total stockholders’ equity	5,036,128	4,536,673
Noncontrolling interest	207,937	194,166
Total equity	5,244,065	4,730,839
Total liabilities and equity	$10,596,001	$9,897,891

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Rental income	$260,744	$227,773	$724,715	$641,379
Real estate tax and ground lease income	3,796	3,712	11,205	11,342
Real estate loans interest income	34,421	33,621	100,558	93,318
Non-real estate loans interest income	10,390	6,320	30,366	20,501
Miscellaneous income	2,240	4,602	4,038	5,532
Total revenues	311,591	276,028	870,882	772,072

Expenses
Depreciation and amortization	82,114	77,245	242,498	226,036
General and administrative	13,985	12,165	41,390	36,412
Real estate tax and ground lease expense	4,019	4,079	11,616	12,645
Stock-based compensation expense	9,277	9,083	27,721	27,498
Severance expense	—	—	9,011	—
Acquisition, merger and transition related costs	593	6,437	4,067	10,820
Impairment on real estate properties	1,144	8,620	16,594	22,094
Recovery for credit losses	(3,908)	(9,061)	(3,587)	(14,763)
Interest expense	57,060	52,777	159,841	157,525
Interest – amortization of deferred financing costs	1,055	1,913	3,451	8,951
Total expenses	165,339	163,258	512,602	487,218

Other income (expense)
Other income (expense) – net	16,835	(1,044)	33,633	7,595
Loss on debt extinguishment	(7)	(137)	(7)	(1,633)
Gain (loss) on assets sold – net	28,269	(238)	61,230	11,282
Total other income (loss)	45,097	(1,419)	94,856	17,244

Income before income tax expense and (loss) income from unconsolidated entities	191,349	111,351	453,136	302,098
Income tax expense	(4,483)	(3,316)	(12,622)	(7,877)
(Loss) income from unconsolidated entities	(1,910)	6,879	(3,019)	7,118
Net income	184,956	114,914	437,495	301,339
Net income attributable to noncontrolling interest	(5,237)	(3,152)	(12,145)	(8,354)
Net income available to common stockholders	$179,719	$111,762	$425,350	$292,985

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.60	$0.43	$1.41	$1.16
Diluted:
Net income available to common stockholders	$0.59	$0.42	$1.39	$1.14
Dividends declared per common share	$0.67	$0.67	$2.01	$2.01

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (1)	$184,956	$114,914	$437,495	$301,339
(Deduct gain) add back loss from real estate dispositions	(28,269)	238	(61,230)	(11,282)
Deduct gain from real estate dispositions – unconsolidated entities	—	(6,260)	—	(6,260)
Sub-total	156,687	108,892	376,265	283,797
Elimination of non-cash items included in net income:
Depreciation and amortization	82,114	77,245	242,498	226,036
Depreciation – unconsolidated entities	1,865	1,317	3,704	6,384
Impairment on real estate properties	1,144	8,620	16,594	22,094
Nareit funds from operations (“Nareit FFO”)	$241,810	$196,074	$639,061	$538,311

Weighted-average common shares outstanding, basic	295,827	262,720	290,057	252,719
Restricted stock and PRSUs	3,485	5,088	3,561	4,476
Omega OP Units	8,861	7,749	8,547	7,590
Weighted-average common shares outstanding, diluted	308,173	275,557	302,165	264,785

Nareit funds from operations available per share	$0.78	$0.71	$2.11	$2.03

Adjustments to calculate adjusted funds from operations
Nareit FFO	$241,810	$196,074	$639,061	$538,311
Add back (deduct):
Stock-based compensation expense	9,277	9,083	27,721	27,498
Acquisition, merger and transition related costs	593	6,437	4,067	10,820
Loss on debt extinguishment	7	137	7	1,633
Straight-line rent and other write-offs (2)	—	1,136	27,537	1,136
Severance expense (3)	—	—	9,011	—
Non-cash recovery for credit losses	(2,570)	(7,879)	1,578	(11,228)
Other normalizing items – net (4)	(6,349)	(1,914)	(12,593)	(4,013)
Adjusted funds from operations (“AFFO”) (1)(5)	$242,768	$203,074	$696,389	$564,157

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$1,684	$3,333	$7,621	$9,280
Capitalized interest	(98)	(1,933)	(929)	(5,209)
Non-cash revenue	(13,143)	(12,092)	(37,803)	(31,307)
Funds available for distribution (“FAD”) (1)(5)	$231,211	$192,382	$665,278	$536,921

(1)	The nine months ended September 30, 2025 includes the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue. The three and nine months ended September 30, 2024 include the application of $1.1 million and $1.7 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The nine months ended September 30, 2025 includes a $15.5 million non-cash straight-line accounts receivable write-off in connection with moving an operator to cash basis as a result of being notified that there is substantial doubt regarding the operator’s ability to continue as a going concern. The operator made all contractual rent payments in 2025. The nine months ended September 30, 2025 also includes a $10.0 million lease inducement recorded in Q1 as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	The nine months ended September 30, 2025 includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	For the three and nine months ended September 30, 2025, Non-cash expense is not adjusted to include $2.6 million and $7.6 million, respectively, of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.